CUSTODY AGREEMENT

This Agreement is made as of February 15, 2017 by and between Pacific Investment Management Company, LLC, a limited liability company organized under the laws of the State of Delaware (“PIMCO”), on behalf of PIMCO Flexible Credit Income Fund, a registered investment company organized under the laws of the Commonwealth of Massachusetts (the “Company”), and UMB Bank, n.a., a national banking association with its principal place of business located in Kansas City, Missouri (the “Custodian”).

WITNESSETH:

WHEREAS, the Company desires for the Custodian to provide certain custodial services relating to securities and other assets of the Company for the purposes of processing investor subscriptions and repurchases, which shall be limited to receiving, temporarily holding and disbursing Company cash in connection therewith; and

WHEREAS, the Custodian is willing to provide the services upon the terms contained in this Agreement;

SECTION 1.       APPOINTMENT OF CUSTODIAN

SECTION 1.1 The Company hereby appoints the Custodian as a custodian of “Assets” (as defined below) belonging to the Company, which have been or may be from time to time delivered to and accepted by the Custodian. Custodian accepts such appointment as a custodian and agrees to perform the duties and responsibilities of Custodian as set forth herein on the conditions set forth herein. For purposes of this Agreement, the term “Assets” shall be limited to cash in United States dollars held by the Custodian for the benefit of the Company or payment instruments able to be processed through the Federal Reserve System as cash items. The Assets are to be held in an account titled “DST Systems, Inc. as Agent for PIMCO Flexible Credit Income Fund” or a close approximation thereto.

SECTION 2.       REPRESENTATIONS AND WARRANTIES.

SECTION 2.1 PIMCO hereby represents, warrants and acknowledges to the Custodian:

A.	That it is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware; and

B.

That the Company is duly organized and existing in good standing under the laws of its state of organization, and that it is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

C.	That PIMCO and the Company have the requisite power and authority to enter into and perform this Agreement; and

D.

That PIMCO and the Company have taken all requisite action necessary to appoint the Custodian as a custodian, that this Agreement has been duly executed and delivered; and that this Agreement constitutes a legal, valid and binding obligation of PIMCO, on behalf of the Company, enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, and general principles of equity.

SECTION 2.2 The Custodian hereby represents, warrants and acknowledges to PIMCO and the Company:

A.	That it is a national banking association duly organized and existing under the National Bank Act and is qualified to serve as a custodian to the Company under the provisions of the 1940 Act; and

B.

That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered to the Custodian; and that this Agreement constitutes a legal, valid and binding obligation of the Custodian, enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, and general principles of equity.

SECTION 3.       DUTIES AND RESPONSIBILITIES OF THE PARTIES.

SECTION 3.1 DELIVERY OF ASSETS. PIMCO will cause, either directly or through the Company’s transfer agent, DST Systems, Inc. (“DST”), or the Company’s primary custodian, State Street Bank and Trust Company (“State Street”), to be delivered to the Custodian from time to time such Assets conforming to Section 1.1 of this Agreement as the Company determines.

SECTION 3.2. DELIVERY OF ACCOUNTS AND RECORDS. PIMCO will turn over or cause to be turned over, either directly or through DST or State Street, to the Custodian such accounts and records needed by the Custodian to fully and properly perform its duties and responsibilities hereunder. This shall include charter documents, by-laws, resolutions, registration statements, W-9s and other tax-related documentation, compliance policies and procedures and other compliance documents.

SECTION 3.3 DELIVERY OF ASSETS TO THIRD PARTIES. The Custodian will receive delivery of and keep safely the Assets of the Company segregated in a separate account. The Custodian will not deliver, assign, pledge or hypothecate any such Assets to any person except as permitted by the provisions hereof. Custodian is permitted to deliver the Assets to Company, State Street or other third parties pursuant to the instructions of DST pursuant to the terms of the UMB Treasury Management Services Master Agreement dated May 22, 2008, among DST, the Custodian and various “Customers” (as defined therein), and the applicable Service Exhibits thereto

(collectively, the “Master Agreement”). The Custodian is responsible for the safekeeping of the Assets only until they have been transmitted to other persons as permitted under the terms hereof

SECTION 3.4 DEPOSIT ACCOUNTS. The Custodian shall open and maintain upon the terms of a deposit account agreement a separate deposit account or accounts in the United States in the name of the Company or its agent, including without limitation, DST, on behalf of the Company, subject only to draft or order by DST or the Custodian acting pursuant to the terms of this Agreement or the Master Agreement. The Custodian shall credit to the deposit account or accounts, subject to the provisions hereof, all cash received by the Custodian from or for the account of the Company. Funds held by the Custodian for the Company may be deposited by the Custodian to its credit as Custodian in the banking department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable. The funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian or by DST as Customer’s agent only in such capacity.

SECTION 3.5 DAILY STATEMENT OF ACCOUNTS. The Custodian will, within a reasonable time, render to PIMCO, DST and/or State Street a detailed statement of the amounts received or paid and of Assets received or delivered for the account of the Company during each business day. The Custodian will maintain such books and records as are necessary to enable it to render, from time to time upon request by PIMCO, DST and/or State Street a detailed statement of the Assets. The Custodian will permit such persons as are authorized by the Company, including the Company’s independent public accountants, reasonable access to such records or will provide reasonable confirmation of the contents of such records. Access to such records in electronic format through Custodian’s systems shall be subject to the terms of the Master Agreement.

SECTION 3.6 ACCOUNTS AND RECORDS. The Custodian shall maintain complete and accurate records with respect to Assets held for the account of the Company as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to investment companies registered under the 1940 Act. All such books and records maintained by the Custodian shall be maintained in compliance with the rules and regulations of the SEC, including, but not limited to, books and records required to be maintained by Section 31(a) of the 1940 Act and the rules and regulations from time to time adopted thereunder. PIMCO shall promptly notify the Custodian if it believes that the Custodian is not maintaining such records in accordance therewith.

SECTION 3.7 ACCOUNTS AND RECORDS PROPERTY OF COMPANY. The Custodian acknowledges that all of the accounts and records maintained by the Custodian pursuant hereto are the property of the Company, and will be made available to the Company and PIMCO for inspection or reproduction within a reasonable period of time, upon demand. The Custodian will assist the Company’s independent auditors, or upon approval of PIMCO, or upon demand, any regulatory body, in any requested review of the Company’s accounts and records but PIMCO will reimburse the Custodian for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from PIMCO of the necessary information or instructions, the Custodian will supply information, to the extent available and provided in the normal course by the Custodian in similar circumstances, from the books and records it maintains for the Company that it needs for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as PIMCO and the Custodian agree upon from time to time. PIMCO will reimburse the Custodian for all expenses and employee time invested in supplying such information that is outside the routine and normal recordkeeping and reports normally prepared and/or maintained by Custodian for its commercial clients.

SECTION 4.       INSTRUCTIONS.

SECTION 4.1. An “Instruction” as used herein, shall mean a request, direction, instruction or certification initiated by the Company, PIMCO or DST and conforming to the terms of this paragraph. An Instruction may be transmitted to the Custodian by any of the following means:

A.	A writing manually signed on behalf of the Company by an Authorized Person (as hereinafter defined);

B.	A telephonic or other oral communication from a person the Custodian reasonably believes to be an Authorized Person;

C.	A facsimile transmission that the Custodian reasonably believes has been signed or otherwise originated by an Authorized Person;

D.

A communication effected through the internet or web-based functionality (including without limitation, emails, data files and other communications) on behalf of the Company that the Custodian reasonably believes has been signed or otherwise originated by an Authorized Person (“Electronic Communication”); or

E.	Other means reasonably acceptable to the parties.

SECTION 4.2. Any Instruction that requests a transfer of funds in the form of a wire, ACH transmission or other electronic means shall be subject to the further requirements of the Master Agreement, including compliance with applicable security procedures. The Custodian does not accept facsimile transmissions requesting the transfer of funds. Company may require review and approval of appropriate documentation prior to the initiation of any transfer of funds, including checks. Subject to the foregoing: Instructions in the form of telephonic or other oral communications shall be confirmed by the Company, PIMCO or DST by either a writing (as set forth in A above), a facsimile (as set forth in C above), or an Electronic Communication (as set forth in D above), but the lack of such confirmation shall in no way affect any action taken by the Custodian in reliance upon such telephonic or other oral Instructions prior to the Custodian’s receipt of such confirmation. The Company, PIMCO and DST authorize the Custodian to record any and all telephonic or other oral Instructions communicated to the Custodian. The parties acknowledge and agree that, with respect to Instructions transmitted by facsimile, the Custodian cannot verify that the signature of an Authorized Person has been properly affixed and, with respect to Instructions transmitted by an Electronic Communication, the Custodian cannot verify that the Electronic Communication has been initiated by an Authorized Person; accordingly, the Custodian shall have no liability as a result of actions taken in reliance on unauthorized facsimile or Electronic Communication Instructions. The Custodian recommends that any Instructions transmitted by the Company, PIMCO or DST via email be done through a secure system or process.

SECTION 4.3 An Authorized Person shall be responsible for assuring the accuracy and completeness of Instructions. If the Custodian reasonably determines that an Instruction is unclear or incomplete, the Custodian may notify the Company, PIMCO or DST of such determination, in which case the Company, PIMCO or DST shall be responsible for delivering to the Custodian an amended Instruction. The Custodian shall have no obligation to take any action until the Company, PIMCO or DST re-delivers to the Custodian an Instruction that is clear and complete or comply with an Instruction that does not comply with the terms of the Master Agreement.

SECTION 4.4. Instructions shall be delivered to the Custodian at the address and/or telephone, facsimile transmission or email address agreed upon from time to time by the Custodian, PIMCO and DST.

SECTION 4.5. The Company, PIMCO or DST shall be responsible for delivering Instructions to the Custodian in a timely manner, after considering such factors as the involvement of other custodians, brokers or agents in a transaction, time zone differences reasonable industry standards, etc. The Custodian shall have no liability if the Company, PIMCO or DST delivers Instructions to the Custodian after any deadline established by the Custodian and agreed to by the Company, PIMCO or DST.

SECTION 4.6. PIMCO will cause to be delivered to the Custodian copies of the resolution(s) of the Company and such documentation from DST as may be required from the Custodian, and all amendments or supplements thereto, properly certified or authenticated, designating certain individuals and entities that are authorized to give the Custodian Instructions in the name and on behalf of the Company (collectively, the “Authorized Persons”). The Custodian may accept and rely upon these documents as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Custodian of similar documents to the contrary. Upon delivery of a document which deletes or does not include the name(s) of a person previously authorized to give Instructions, such person shall no longer be considered an Authorized Person; provided that the Custodian will have until the following business day to process any such change in Authorized Persons; and any such document must be delivered in accordance with Section 4.4 hereof.

SECTION 5.       LIMITATION OF LIABILITY.

SECTION 5.1. The Custodian shall at all times use reasonable care and due diligence and act in good faith in performing its duties under this Agreement.

SECTION 5.2. The Custodian is not responsible for, and PIMCO will indemnify and hold the Custodian harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities which may be asserted against or incurred by the Custodian for which the Custodian may be held to be liable, arising out of or attributable to:

A.

The Custodian’s action or omission to act pursuant hereto; provided that the Custodian has acted or omitted to act in good faith and with due diligence and reasonable care; and provided further, that neither party is liable to the other for consequential, special, or punitive damages in any event.

B.

The Custodian’s action or omission to act hereunder in reasonable reliance upon any Instruction, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed and which is otherwise in compliance with the terms hereof.

C.

PIMCO’s or the Company’s refusal or failure to comply with the terms hereof, PIMCO’s or the Company’s gross negligence, willful misconduct or bad faith, or the failure of any representation or warranty of PIMCO or the Company hereunder to remain true and correct in all respects at all times.

D.

Any money represented by any check, draft, wire transfer, clearinghouse funds, uncollected funds, or instrument for the payment of money to be received by the Custodian on behalf of the Company until actually received; provided, however, that the Custodian will advise PIMCO or DST promptly if it fails to receive any such money in the ordinary course of business and will cooperate with PIMCO toward the end that such money is received.

E.

Any actions taken or omitted by Custodian in good faith reliance on the advice of Company or PIMCO and upon statements of the Company, PIMCO’s or DST’s personnel believed by the Custodian to be Authorized Persons acting on behalf of such entity.

SECTION 6.       COMPENSATION.

SECTION 6.1. The Custodian will not be entitled to any compensation from PIMCO or the Company under this Agreement.

SECTION 7.       TERM AND TERMINATION.

SECTION 7.1 GENERAL. The initial term of this Agreement is for a period of one (1) year, or for such period as Custodian is providing services for Company under the Master Agreement, whichever is longer. PIMCO or the Custodian may terminate the same by notice in writing, delivered or mailed, postage prepaid, to the other party and received not less than sixty (60) days prior to the date upon which such termination will take effect. Upon termination hereof, the Custodian will deliver (i) all accounts and records to PIMCO; and (ii) all Assets, duly endorsed and in form for transfer, to a successor custodian designated by PIMCO or State Street, the Company’s primary custodian. Upon such delivery, the Custodian shall have no further obligations or liabilities under this Agreement except as to the final resolution of matters relating to activity occurring prior to the effective date of termination.

SECTION 8.       NOTICES.

SECTION 8.1 Notices, requests, instructions and other writings addressed to PIMCO or the Company at 650 Newport Center Drive, Newport Beach, CA, 92660, Attn: Gregg Wolf, or at such other address as PIMCO or the Company may have designated to the Custodian in writing, will be deemed to have been properly given to PIMCO or the Company hereunder. Notices, requests, Instructions and other writings addressed to the Custodian at 928 Grand Boulevard, Mail Stop 1011002, Kansas City, MO 64106, Attn: James Cornelius, President, Institutional Banking, or to such other address as it may have designated to PIMCO and the Company in writing, will be deemed to have been properly given to the Custodian hereunder; provided, however, that procedures for the delivery of Instructions shall be governed by Section 4 hereof.

SECTION 9.       CONFIDENTIALITY.

SECTION 9. 1 The parties agree that all information, books and records provided by the Custodian, PIMCO or the Company to each other or to DST or State Street in connection with this Agreement, and all information provided by either party pertaining to its business or operations, is “Confidential Information.” All Confidential Information shall be used by the party receiving such information only for the purpose of providing or obtaining services under this Agreement and, except as may be required to carry out the terms of this Agreement, shall not be disclosed to any other party without the express consent of the party providing such Confidential Information. The foregoing limitations shall not apply to any information that is available to the general public other than as a result of a breach of this Agreement, or that is required to be disclosed by or to any entity having regulatory authority over a party hereto or any auditor of a party hereto or that is required to be disclosed as a result of a subpoena or other judicial process, or otherwise by applicable laws.

SECTION 10.       ANTI-MONEY LAUNDERING COMPLIANCE

SECTION 10.1. The Company and PIMCO represent and warrant that they have established and maintain policies and procedures reasonably designed to meet the requirements imposed by the USA PATRIOT Act, including policies and procedures designed to detect and prevent money laundering, including those required by the USA PATRIOT Act (the “AML Program”). The Company and PIMCO agree to provide to the Custodian, from time to time upon the reasonable request of the Custodian, certification confirming that the AML Program continues to be in effect. The Company and PIMCO acknowledge that, because the Custodian will not have information regarding the shareholders of the Company, the Company and PIMCO will assume responsibility for customer identification and verification and other CIP requirements in regard to such shareholders.

SECTION 11.       MISCELLANEOUS.

SECTION 11.1. This Agreement will be construed according to, and the rights and liabilities of the parties hereto will be governed by, the laws of the State of Missouri without reference to the choice of laws principles thereof.

SECTION 11.2. All terms and provisions hereof will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 11.3. The representations and warranties, the indemnifications extended hereunder, and the provisions of Sections 2, 5. 9 and 10 hereof are intended to and will continue after and survive the expiration, termination or cancellation hereof.

SECTION 11.4. No provisions hereof may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

SECTION 11.5. The failure of any party to insist upon the performance of any terms or conditions hereof or to enforce any rights resulting from any breach of any of the terms or conditions hereof, including the payment of damages, will not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party’s rights hereunder will be effective unless contained in a written instrument signed by the party sought to be charged.

SECTION 11.6. The captions herein are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

SECTION 11.7. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

SECTION 11.8. If any provision hereof is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

SECTION 11.9. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

SECTION 11.10. Neither the execution nor performance hereof will be deemed to create a partnership or joint venture by and between the Custodian, PIMCO and/or the Company.

SECTION 11.11. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder will not affect any rights or obligations of the other parties hereunder.

SECTION 11.12. Custodian’s liability for any transaction initiated by Custodian or by DST as agent for Company shall be limited in accordance with the separate agreement among Company, DST and Custodian.

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf by its duly authorized representative under seal as of the date first above-written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC on behalf of Pi,MCO Fdexjble Credit Income Fund

By:
Name: Peter G. Strelow
Title: Managing Director

UMB BANK, n.a.

By:

Name:	David Robinson
Title:	VP, Relationship Mgr